Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cisco Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other	80,575,000(2)	$50.17(3)	$4,042,447,750	0.00014760	$596,665.29

Total Offering Amounts					$4,042,447,750		$596,665.29

Total Fee Offsets							—

Net Fee Due							$596,665.29

(1)

The registration statement on Form S-8 (the “Form S-8”) to which this exhibit relates shall also cover any additional shares of the common stock, $0.001 par value (“Common Stock”), of Cisco Systems, Inc. that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents 80,575,000 additional shares of Common Stock reserved for future issuance under the Cisco Systems, Inc. 2005 Stock Incentive Plan.
(3)

Calculated solely for the purposes of the offering contemplated by the Form S-8 under Rules 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on January 17, 2024.